[Graydon Head Letterhead]
Exhibit 5.1

Richard G. Schmalzl Direct: (513) 629-2828 rschmalzl@graydon.com	January 21, 2009
Regent Communications, Inc.
2000 Fifth Third Center
511 Walnut Street
Cincinnati, Ohio 45202
Re:	Issuance of 2,600,000 Shares of Common Stock of Regent Communications, Inc. Pursuant to Registration Statement on Form S-8 filed with the Securities and Exchange Commission
Gentlemen:
     We have acted as counsel to Regent Communications, Inc., a Delaware corporation (“Company”), in connection with the proposed issuance of 2,600,000 shares of the Company’s common stock, $0.01 par value (“Common Stock”) to the Company’s 401(k) Profit Sharing Plan, as amended and restated.
     As counsel for the Company, we have made such legal and factual examinations and inquiries as we deem advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Certificate of Incorporation, By-laws, and other corporate records of the Company, as I have deemed necessary for the purpose of this opinion.
     On the basis of the foregoing, we express the opinion that the 2,600,000 shares of Common Stock registered for issuance pursuant to the Registration Statement, are currently validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.
     We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Very truly yours, GRAYDON HEAD & RITCHEY LLP
/s/ RICHARD G. SCHMALZL
Richard G. Schmalzl, Partner